EXHIBIT 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “First Amendment”), dated as of November 6, 2008 (the “Effective Date”), by and between TETRA Technologies, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (as successor rights agent to Harris Trust and Savings Bank), as Rights Agent (the “Rights Agent”), constitutes the First Amendment to that certain Rights Agreement, dated as of October 26, 1998, by and between the Company and the Rights Agent (collectively, the “Rights Agreement”).
W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement, as set forth below, in order to extend the Final Expiration Date (as defined in the Rights Agreement) and to increase the Purchase Price (as defined in the Rights Agreement) and in order to acknowledge the resignation of Harris Trust and Savings Bank as Rights Agent, and the appointment of Computershare Trust Company, N.A. as the successor Rights Agent, as of the Effective Date; and

WHEREAS, the Board of Directors of the Company, after due consideration, has determined that the amendment of the Rights Agreement, as provided herein, is in the best interests of the Company and its stockholders;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Appointment of Successor Rights Agent.  The Company hereby acknowledges the resignation of Harris, N.A. (f/k/a Harris Trust and Savings Bank), as Rights Agent and hereby appoints Computershare Trust Company, N.A. as the successor Rights Agent, as of the Effective Date, and Computershare Trust Company, N.A. accepts such appointment.

2. Amendment of Rights Agreement.

(a)	Section 1(e) of the Rights Agreement is hereby amended to delete the word “Illinois” and replace it with “Massachusetts”.

(b)	Section 2 of the Rights Agreement is hereby amended as follows:

(i)	to delete the term, “and the holders of the Rights (who in accordance with Section 3 hereof, shall, prior to the Distribution Date, also be the holders of the Common Shares)” in its entirety; and

(ii)	to add the following language to the last sentence of Section 2:

“, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

Section 5(a) of the Rights Agreement is hereby amended to delete the word  “manually” in the second sentence, and to insert the phrase “, either manually or by facsimile signature,” after the term “Rights Agent” in such sentence.

(c)	Section 7(a) of the Rights Agreement is hereby amended to substitute for the Final Expiration Date of November 6, 2008 appearing therein the following date: “November 6, 2018”.

(d)	Section 7(b) of the Rights Agreement is hereby amended to substitute for the Purchase Price of $50.00 appearing therein the following amount: “$100.00”.

(e)	Section 18(a) of the Rights Agreement is hereby amended to insert the word “gross” immediately prior to the word “negligence” in the second sentence thereof.

(f)	Section 20(c) of the Rights Agreement is hereby amended to insert the word “gross” immediately prior to the word “negligence” in the second sentence thereof.

(g)	Section 21 of the Rights Agreement is hereby amended as follows:

(i)	to insert the following new sentence after the existing first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”; and
(ii)	to insert the term “, including that of its Affiliates,” after the term “50 million”.

(h)	Section 26 of the Rights Agreement is hereby amended as follows:

(i)	to insert the term “overnight delivery service or” immediately prior to the word “registered” in the first sentence thereof;

(ii)	to insert the term “overnight delivery service or” immediately prior to the word “registered” in the second sentence thereof; and

(iii)	to delete the Rights Agent address information in its entirety and replace it with the following new information:

(iv)	Computershare Trust Company, N.A.

350 Indiana Street, Suite 800
Golden, CO  80401
Attention: Client Services

(i)	The Rights Agreement is hereby amended to insert the following new Section 35, as follows:

Section 35.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control, including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
(j)
The references to “November 6, 2008” contained in the form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby deleted, and a reference to “November 6, 2018” is hereby inserted in lieu thereof.

(k)
The date referenced in Exhibit C to the Rights Agreement in the fourth paragraph under the caption “The Rights Agreement” is hereby deleted, and a reference to “November 6, 2018” is hereby inserted in lieu thereof.

3. Defined Terms.  All terms defined in the Rights Agreement that are used herein shall have the meanings so defined in the Rights Agreement, unless specifically noted otherwise herein.

4. Right Certificate.  The form of Right Certificate attached to the Rights Agreement and all other related documents shall be modified, where appropriate, to make reference to this First Amendment.

5. Complete Agreement.  The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this First Amendment, or as it may, from time to time, be amended in the future by one or more other written amendment or modification agreements entered into pursuant to Section 27 of the Rights Agreement.  This First Amendment is not intended to be, nor shall it be construed to be, a novation.

6. Binding Agreement.  This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law.  This First Amendment shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, without reference to its conflicts of laws principles.

8. Effectiveness.  This First Amendment is effective as of the Effective Date.  Except as expressly herein amended, the terms and conditions of the Rights Agreement are hereby ratified and remain in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

TETRA TECHNOLOGIES, INC
By: /s/Geoffrey M. Hertel
Name: Geoffrey M. Hertel
Title: President & Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:/s/Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President